FOR IMMEDIATE RELEASE

CONTACT:	Christopher Reed, Founder and CEO
310.217.9400 ext. 10

John Mills, Integrated Corporate Relations
310.954.1105 • jmills@icrinc.com

REED’S INC ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS

Los Angeles, CA ― August 20, 2007 ― Reed’s, Inc. (OTC BB: REED), today announced its financial results for the second quarter and six months ended June 30, 2007.

First Half 2007 Financial Highlights:

•	Net Sales increased 26.2% to approximately $6.5 million compared to the same period last year
•	Gross Profit increased 42.1% to approximately $1.2 million
•	Gross Profit Margin increased 210 basis points to 18.8%

“We are very pleased with our first half 2007 results as we achieved year-over-year sales growth in excess of 25%, further expanded our U.S. distribution network and continued to build awareness of the Reed’s brand,” commented Chris Reed, Founder and Chief Executive Officer. “Our robust sales growth is indicative of the strong demand and continued acceptance of Reed’s portfolio of products within the mainstream marketplace. At the same time, we expanded our gross margin approximately 210 basis points through tight management of freight expense. As expected, operating income for the first half of 2007 declined year-over-year, as we utilized the proceeds from our capital raise to ramp our sales force efforts and further invest in the infrastructure to meet the increased demand for Reed’s portfolio of products.”

Mr. Reed continued, “We believe our first half 2007 results, particularly as it relates to sales growth, more accurately reflect the strength of our business and the future growth rate of the Company. Our first quarter 2007 sales growth comparable benefited from a sales shift from the first quarter of 2006 to the second quarter of 2006 due to a plant equipment retrofit, thus resulting in a difficult second quarter 2007 sales growth comparable. As we move into the second half of 2007, we continue to experience strong demand for our core product lines which is reflected in our third quarter guidance of 20% to 40% year-over-year sales growth.”

Mr. Reed continued, “During the second quarter, we continued to extend the reach of the Reed’s brand through additional points of distribution, new products and packaging and investment in key personnel. In the first half of 2007, our sales force made significant progress in establishing relationships with mainstream distributors as evidenced by new distribution relationships within 11 key markets including the states of Washington , Oregon , New York, eastern Massachusetts, New Hampshire, Connecticut, Pennsylvania, Ohio, Michigan, Minnesota and Colorado. During the second quarter, we expanded our product offering with the launch of the lower calorie, herbal supplement Virgil’s, the initial results of which have been extremely positive. Additionally, we continue to strengthen our leadership efforts with the addition of a Chief Operating Officer to our senior management team whom, we believe, will be a valuable resource as we continue to extend the reach of the Reed’s brand to the mainstream marketplace.”

Mr. Reed continued, “Looking ahead to the second half of 2007, we will continue to invest in our infrastructure in order to position Reed’s for long-term growth. Core to our growth strategy is expanding our distribution network and, as such, we will continue to add key sales personnel from major beverage companies in order to service new accounts and increase our sales and marketing efforts. While we expect this to result in increased sales force expense in the second half of 2007, we anticipate adding an additional 10 to 20 key markets by year end. Additionally, we will continue to evaluate new products, packaging and co-branding opportunities in order to reach a broader audience and drive top line growth for the remainder of 2007 and beyond. Lastly, we remain focused on strengthening our leadership efforts and anticipate that by the end of 2007 we will have hired a Chief Financial Officer which will be critical in strengthening our financial reporting capabilities.”

Mr. Reed concluded, “We are tremendously proud of our accomplishments in the first half of 2007 and continue to see significant future growth opportunities for Reed’s. We believe that we are well positioned to increase our market share within the high-growth “New Age” beverage category.”

Second Quarter 2007 Results

For the quarter ended June 30, 2007, net sales increased 10.0% to $3,472,360 from $3,157,818 for the same period in the prior year. Sales growth was driven by a 32.3% increase in the Company’s Virgil’s Root Beer product line, partially offset by a 9.3% decrease in the Company’s Reed’s Ginger Brews product line. The strong growth within the Virgil’s Root Beer product line was due to an increase in sales of the Virgil’s 5 liter party keg and the introduction of a new low calorie, herbally enhanced Virgil line. The Company’s second quarter 2006 sales results benefited from an approximate $500,000 shift in sales from the first quarter of 2006 to the second quarter of 2006 due to a plant equipment retrofit which effectively delayed sales to the second quarter of 2006.

Gross profit for the quarter ended June 30, 2007 increased 19.8% to $680,413, or 19.6% of sales, from $567,954, or 18.0% of sales for the prior year period. The improvement in gross margin was largely due to reduced freight costs during the second quarter of 2007 compared to the corresponding period last year.

Operating expenses for the quarter ended June 30, 2007 increased 26.7% to $1,340,109, from $1,057,444 for the prior year period. The increase in general, administrative and selling expenses was primarily due to increased salaries and commissions as a result of an increase in the Company’s sales force, higher advertising and promotional expense and increased sales expenditures, partially offset by the elimination of recession expenses in 2007, which were incurred in the second quarter of 2006.

For the quarter ended June 30, 2007, interest expense decreased to $62,282 compared to interest expense of $97,748 in the second quarter of 2006. Interest expense decreased in the second quarter of 2007 principally due to the pay down of the Company’s lines of credit and certain long-term debt.

The net loss attributable to common stockholders for the quarter ended June 30, 2007 was $720,639 compared to a net loss attributable to common stockholders of $616,708 for the quarter ended June 30, 2006. The net loss per share attributable to common stockholders - basic and fully diluted was $0.10 for the three months ended June 30, 2007 and $0.12 for the three months ended June 30, 2006.

For the quarter ended June 30, 2007, cash and cash equivalents were $7,178,413, working capital was $9,308,477, total debt (including long-term debt and obligations on lines of credit) was $2,397,577, stockholders’ equity was $11,416,509 and the accumulated deficit was $6,710,918.

First Half 2007 Results

For the sixth months ended June 30, 2007 net sales increased 26.2% to $6,485,050 from $5,137,089 for the same period in the prior year. Sales growth was driven by 8.7% and 34.3% increases in the Company’s core brands Reed’s Ginger Brews and Virgil’s Root Beer, respectively.

Gross profit for the six months ended June 30, 2007 increased 42.1% to $1,220,035, or 18.8% of sales, from $858,348, or 16.7% of sales for the prior year. The improvement in gross margin was largely due to reduced freight costs for the six months ended June 30, 2007 compared to the corresponding period last year.

Operating expenses for the six months ended June 30, 2007 increased 44.8% to $2,341,760, from $1,616,829 from the prior year. The increase in general, administrative and selling expenses was primarily due to increased salaries and commissions as a result of an increase in the Company’s sales force, higher advertising and promotional expense and increased sales expenditures, partially offset by the elimination of recession expenses in 2007, which were incurred in the second quarter of 2006.

For the six months ended June 30, 2007, interest expense decreased to $111,881 compared to interest expense of $198,354 in the six months ended June 30, 2006. Interest expense decreased in the six months ended June 30, 2007 principally due to the pay down of the Company’s lines of credit and certain long-term debt.

The net loss attributable to common stockholders for the six months ended June 30, 2007 was $1,208,776 compared to a net loss of $986,305 for the six months ended June 30, 2006. The net loss per share attributable to common stockholders - basic and fully diluted was $0.17 for the six months ended June 30, 2007 and $0.19 for the six months ended June 30, 2006.

Outlook
With the completion of the Company’s private capital raise in June 2007, and the utilization of these funds to increase the Company’s sales force and marketing programs, the Company expects sales for the third quarter of 2007 to increase 20% to 40% over the third quarter of 2006.

For the full fiscal year 2007 the Company is reaffirming its annual sales guidance of 20% to 40% growth over the full year 2006.

About Reed’s, Inc.
Reed's develops, manufactures, markets and sells innovative, all natural, non-alcoholic beverages, candies and ice creams. Its non-alcoholic Ginger Brews are unique in the beverage industry being brewed from fresh ginger, spices and fruits. Award-winning gourmet product lines include: Reed's Ginger Brews, Reed's Ginger Juice Brews, Reed's Ginger Candies and Reed's Ginger Ice Creams. Additionally, the Company has acquired Virgil's Root Beer and China Cola product lines. Reed’s products are sold through specialty gourmet and natural food stores, supermarket chains, retail stores and restaurants nationwide and in Canada. For more information about Reed’s, please visit the company’s website at: www.reedsgingerbrew.com or call (800) 99-REEDS.

SAFE HARBOR STATEMENT

Some potions of this press release, particularly those describing Reed’s goals and strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of  1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements.

REED’S, INC.
STATEMENTS OF OPERATIONS
For the Three and Six Months Ended June 30, 2007 and 2006
(Unaudited)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
SALES	$3,472,360	$3,157,818	$6,485,050	$5,137,089
COST OF SALES	2,791,947	2,589,864	5,265,015	4,278,741

GROSS PROFIT	680,413	567,954	1,220,035	858,348

OPERATING EXPENSES
Selling	888,110	313,462	1,442,269	600,619
General & Administrative	451,999	386,995	899,491	649,656
Expenses associated with rescission offer on prior sales of common stock	--	351,757	--	351,757
Legal fees	--	5,230	--	14,797
Total Operating Expenses	1,340,109	1,057,444	2,341,760	1,616,829

INCOME (LOSS) FROM OPERATIONS	(659,696)	(489,490)	(1,121,725)	(758,481)
OTHER INCOME (EXPENSES)
Interest Income	29,109	-	52,600	--
Interest Expense	(62,282)	(97,748)	(111,881)	(198,354)
Total Other Income (Expenses)	(33,173)	(97,748)	(59,281)	(198,354)

NET LOSS	(692,869)	(587,238)	(1,181,006)	(956,835)

Preferred stock dividend	(27,770)	(29,470)	(27,770)	(29,470)

Net loss attributable to common shareholders	(720,639)	(616,708)	(1,208,776)	$(986,305)

LOSS PER SHARE — Basic and Diluted	$(.10)	$(.12)	$(.17)	$(.19)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	7,403,777	5,322,755	7,274,201	5,239,913

REED’S, INC.
BALANCE SHEET
(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash	$7,178,413	$1,638,917
Restricted cash	1,590,929	1,580,456
Inventory	1,970,942	1,511,230
Trade accounts receivable, net of allowance for doubtful accounts and returns and discounts of $188,000 as of June 30, 2007 and $173,253 as of December 31, 2006	1,365,559	1,183,763
Other receivables	143,388	24,811
Prepaid expenses	133,299	164,462

Total Current Assets	12,382,530	6,103,639

Property and equipment, net of accumulated depreciation of $744,785 as of June 30, 2007 and $663,251 as of December 31, 2006	2,124,260	1,795,163

OTHER ASSETS
Brand names	800,201	800,201
Other intangibles, net of accumulated amortization of $4,840 as of June 30, 2007 and $4,467 as of December 31, 2006	13,774	14,146
Total Other Assets	813,975	814,347

TOTAL ASSETS	$15,320,765	$8,713,149

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,421,222	$1,695,014
Lines of credit	1,523,438	1,355,526
Current portion of long term debt	43,936	71,860
Accrued interest	8,703	27,998
Accrued expenses	76,754	118,301

Total Current Liabilities	3,074,053	3,268,699

Long term debt, less current portion	830,203	821,362

Total Liabilities	3,904,256	4,090,061

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $10.00 par value, 500,000 shares authorized, 55,540 outstanding at June 30, 2007 and 58,940 at December 31, 2006	555,402	589,402
Common stock, $.0001 par value, 11,500,000 shares authorized, 8,701,045 shares issued and outstanding at June 30, 2007 and 7,143,185 at December 31, 2006	870	714
Additional paid in capital	17,571,155	9,535,114
Accumulated deficit	(6,710,918)	(5,502,142)

Total stockholders’ equity	11,416,509	4,623,088

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,320,765	$8,713,149

REED’S, INC.
STATEMENTS OF CASH FLOWS
For the three and six months ended June 30, 2007 and 2006
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,181,006)	$(956,835)
Adjustments to reconcile net loss to net cash used in operating activities:
Compensation expense from stock issuance	3,782	--
Stock option expense	48,420	--
Depreciation and amortization	81,905	58,684
Changes in operating assets and liabilities:
Accounts receivable	(181,796)	(447,578)
Inventory	(459,712)	(67,800)
Prepaid Expenses	31,163	(32,032)
Other receivables	(118,577)	4,296
Accounts payable	(273,792)	736,612
Accrued expenses	(41,547)	21,565
Accrued interest	(19,295)	17,951

Net cash used in operating activities	(2,110,455)	(665,137)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(410,631)	(36,969)
Increase in restricted cash	(10,473)	--
Net cash used in investing activities	(421,104)	(36,969)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds received from warrants exercise	105,000	--
Borrowings on debt	163,276	--
Principal payments on debt	(182,357)	(53,870)
Proceeds received on sale of common stock	9,000,000	1,002,779
Payments for stock offering costs	(1,182,776)	(237,287)
Net borrowing on lines of credit	167,912	17,508
Net cash provided by financing activities	8,071,055	729,130

NET INCREASE IN CASH	5,539,496	27,024
CASH — Beginning of period	1,638,917	27,744

CASH — End of period	$7,178,413	$54,768